Exhibit 3.1

CERTIFICATE OF AMENDMENT TO BYLAWS OF ORGANOVO HOLDINGS, INC., AS AMENDED

The undersigned hereby certifies that he is the duly elected, qualified and acting Corporate Secretary of Organovo Holdings, Inc., a Delaware corporation (the “Corporation”), and that the Bylaws of the Corporation, as amended on October 9, 2019 (the “Bylaws”), were amended by resolution of the Board of Directors of the Corporation, effective as of September 29, 2021, to amend and restate Section 2.6 of the Bylaws as follows:

“2.6QUORUM

The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, one-third of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

The foregoing amendment to the Bylaws has not been modified, amended, rescinded or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on September 29, 2021.

______________________________

Thomas Jurgensen

General Counsel and Corporate Secretary